UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2008

DG FASTCHANNEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27644	94-3140772
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

750 West John Carpenter Freeway, Suite 700
Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 581-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement

On March 13, 2008, DG FastChannel, Inc. entered into a $145 million amended and restated credit agreement (the “New Credit Agreement”) with a syndicate of financial institutions led by Bank of Montreal (“BMO”).  The New Credit Agreement consists of $115 million in term loans (“New Term Loan”) and a $30 million revolving credit facility (“New Revolver”).  Borrowings under the New Term Loan bear interest at the base rate or LIBOR, plus the applicable margin for each that fluctuates with the total leverage ratio, as defined.  The New Term Loan and New Revolver both mature in March 2013.  The New Credit Agreement provides for future acquisitions and contains financial covenants pertaining to (i) the maximum total leverage ratio, (ii) the senior leverage ratio, (iii) the minimum fixed charge coverage ratio, and (iv) maintaining a minimum net worth.  The New Credit Agreement also contains a variety of restrictive covenants, such as limitations on borrowings, investments and dividends, and provides for customary events of default.  The New Credit Agreement is guaranteed by all of the Company’s subsidiaries and is secured by substantially all of the Company’s assets. The full text of the New Credit Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.

A press release announcing this agreement was released on the March 13, 2008 and is exhibit 99.1 to this filing.

Item 9.01.                  Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1

Amended and Restated Credit Agreement Dated as of March 13, 2008, among DG FastChannel, Inc., the Guarantors from time to time parties hereto, the Lenders from time to time parties hereto, and Bank of Montreal, as Administrative Agent.

99.1	Press release dated March 13, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DG FASTCHANNEL, INC.
(Registrant)

Date: March 14, 2008
	By:	/s/ Omar A. Choucair
Omar A. Choucair
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1

Amended and Restated Credit Agreement Dated as of March 13, 2008, among DG FastChannel, Inc., the Guarantors from time to time parties hereto, the Lenders from time to time parties hereto, and Bank of Montreal, as Administrative Agent.

99.1	Press release dated March 13, 2008.